Exhibit 99.1

Westborough Financial Services, Inc. Reports Earnings for Three-months ended December 31, 2004

WESTBOROUGH, Mass.--(BUSINESS WIRE)--January 31, 2005 --Westborough Financial Services, Inc., (the "Company") (OTCBB: WFSM.OB) the holding company for The Westborough Bank (the "Bank"), reported earnings per share (dilutive) for three-months ended December 31, 2004 of $0.22 on net income of $339 thousand, as compared to $0.22 per share (dilutive) on net income of $349 thousand for three-months ended December 31, 2003. For three-months ended December 31, 2004, net income declined by $10 thousand, or 2.9%, as compared to three-months ended December 31, 2003. The Company's return on average assets was 0.51% for three-months ended December 31, 2004 as compared to 0.54% for three-months ended December 31, 2003 and the Company's return on average stockholders' equity was 4.70% for three-months ended December 31, 2004 as compared to 4.82% for three-months ended December 31, 2003.

      For three-months ended December 31, 2004, net income declined by $10 thousand as compared to three-months ended December 31, 2003 primarily due to an increase in operating expenses and declines in net interest income and other income, offset, to a lesser extent, by a credit provision for loan losses and a decrease in income taxes. Operating expenses increased by $111 thousand, or 5.8%, to $2.0 million for three-months ended December 31, 2004 as compared to $1.9 million for three-months ended December 31, 2003 primarily due higher general and administrative costs associated with director retainer fees, costs associated with internal/external vulnerability testing of our computer networks and expenses related to the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. As it relates to the Sarbanes-Oxley Act of 2002, management believes increased costs associated with compliance will have a material effect upon the level of operating expenses and, accordingly, the level of future net income. Operating expenses were also affected by higher marketing costs associated with cable TV and newspaper advertising and salary costs associated with a fee paid to a search agency for the hiring of a new controller. Operating expenses as a percent of average assets were 3.03% for three-months ended December 31, 2004 as compared to 2.98% for three-months ended December 31, 2003. Other income declined by $27 thousand, or 10.8%, to $223 thousand for three-months ended December 31, 2004 as compared to $250 thousand for three-months ended December 31, 2003 primarily due to a decline in the level of commercial loan prepayment fees, offset, to a lesser extent by an increase in fees associated with the sale of non-deposit investment products. Net interest income declined by $37 thousand, or 1.7%, to $2.2 million for three-months ended December 31, 2004, as compared to three-months ended December 31, 2003. The average rate earned on interest-earning assets declined by 0.14%, to 4.81% for three-months ended December 31, 2004 from 4.95% for three-months ended December 31, 2003, and the average cost of interest-bearing liabilities increased by 0.07%, to 1.54% for three-months ended December 31, 2004 from 1.47% for three-months ended December 31, 2003. As a result, the net interest rate spread, which represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing-liabilities, declined to 3.27% for three-months ended December 31, 2004, as compared to 3.48% for three-months ended December 31, 2003. The decline in the rates of interest earned on interest-earning assets primarily reflects a decline in market interest rates on loans and securities, offset, to a lesser extent by in increase in the rate of interest earned on short-term securities. The increase in average rates of interest paid on interest-bearing liabilities was primarily the result of higher interest rates paid on tiered-rate savings accounts, offset, to a lesser extent by a decline in the average rate of interest paid on borrowing from the Federal Home Loan Bank of Boston. There was a $125 thousand credit provision for loan loss for three-months ended December 31, 2004 as compared to a $30 thousand provision for three-months ended December 31, 2003 and primarily reflects an improvement in the credit quality of specific commercial loans for which a portion of the allowance for loan losses had been allocated. The provision for income taxes declined by $10 thousand, to $157 thousand for three-months ended December 31, 2004, resulting in an effective income tax rate of 31.7%, as compared to an effective income tax rate of 32.4% for three-months ended December 31, 2003.

      The Company's total assets increased by $6.0 million, or 2.3%, to $270.0 million at December 31, 2004 from $264.0 million at September 30, 2004. While deposits declined by $2.4 million, or 1.1%, to $209.4 million from $211.7 million, short and long-term borrowing from the Federal Home Loan Bank increased by $8.0 million, or 37.2%, to $29.5 million at December 31, 2004 from $21.5 million at September 30, 2004. The increase in borrowing was used primarily to fund loan growth and deposit outflows. Loans, net of allowance for loan losses, increased by $8.1, or 4.9%, to $173.4 million at December 31, 2004 as compared to $165.3 million at September 30, 2004 primarily as a result of net new loan growth in adjustable-rate residential and commercial loans and increases in home equity lines-of-credit. Much of this loan growth was the result of a successful wholesale mortgage broker program and attractive retail

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and business loan products. With regard to deposit outflow, while time deposit certificate balances grew, the Bank experienced deposit outflows in tiered-rate savings and money market deposit accounts. Cash and cash equivalent balances declined by $2.3 million, or 25.2%, to $6.9 million at December 31, 2004 from $9.2 million at September 30, 2004 and such funds were also utilized to fund increased loan volume and deposit outflows.

      Total stockholders' equity increased by $105 thousand, to $28.8 million at December 31, 2004. Stockholders' equity increased by net income of $339 thousand, however, it was offset, to a greater extent, by a $209 thousand decline in the after-tax market value of securities available for sale and the payment of $95 thousand dividends to stockholders. The Company's securities available for sale consist primarily of interest-rate sensitive securities, whose market values change inversely with changes in market interest rates. Interest rates at December 31, 2004 were generally higher than rates at September 30, 2004 and, accordingly, the after-tax market value of securities available for sale declined. For three-months ended December 31, 2004, the Company paid a dividend of $0.06 per share, as compared to a dividend of $0.05 per share for three-months ended December 31, 2003. The dividend payout ratio, which represents dividends declared per share divided by dilutive earnings per share, was 27.78% and 22.40% for three-months ended December 31, 2004 and 2003, respectively.

      Joseph F. MacDonough, President and CEO of the Company, commenting on the Company's performance remarked: "Management and the board of directors are pleased with the continued overall growth of the Company's assets, particularly the growth of the loan portfolio, which has increased $8.0 million, or 4.8%, during the three-months ended December 31, 2004, and by $30.0 million, or 21.0%, during the twelve-months ended December 31, 2004." At the same time, he expressed concern over "the increased levels of operating expenses associated with compliance with The Sarbanes-Oxley Act of 2002, not just upon Westborough Financial Services, Inc., but upon all small, publicly-held, companies." He did, however, express "confidence in the long-term value of the Company's core enterprise."

      The Bank was founded in 1869 as a Massachusetts chartered mutual savings bank and was reorganized into a two-tiered mutual holding company structure on February 15, 2000. The Bank is a community and customer-oriented, full-service financial institution offering traditional deposit products, residential and commercial real estate mortgage loans, electronic and Internet-based services as well as consumer and commercial loans. The Bank currently operates four full-service banking offices located in the towns of Westborough, Northborough and Shrewsbury, Massachusetts. The Bank also operates a non-public, self-contained office at the Willows, a retirement community located in Westborough. Together, these offices serve the Bank's primary market area consisting of Westborough, Northborough, Shrewsbury, Grafton, Southborough and Hopkinton, Massachusetts.

      Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission. The Company and the Bank do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For further information contact: John L. Casagrande Senior Vice President and Treasurer Westborough Financial Services, Inc. 100 East Main Street Westborough, MA 01581 508-366-4111

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Westborough Financial Services, Inc. and Subsidiary Selected Consolidated Financial and Other Data

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	December 31, 2004	September 30, 2004

Consolidated Balance Sheet Data ($ in thousands)	(unaudited)

Total assets	$269,979	$264,010
Loans, net	173,420	165,288
Investment securities	75,130	75,001
Total deposits	209,353	211,710
Federal Home Loan Bank advances	29,500	21,500
Stockholders' equity	28,810	28,705
Allowance for loan losses	825	950
Non-accrual loans	275	121
Non-performing assets	275	121

Consolidated Statement of Income	Three months ended

($ in thousands, except per share data)	12/31/04	12/31/03

	(unaudited)

Total interest and dividend income	$2,987	$2,969
Total interest expense	814	759

Net interest income	2,173	2,210
(Credit) provision for loan losses	(125)	30

Net interest income, after provision for loan losses	2,298	2,180

Customer service fees	154	175
Gain (loss) on sales and calls of securities available for sale, net	2	(1)
Gain on sales of mortgages, net	0	4
Miscellaneous	67	72

Total other income	223	250

Total operating expenses	2,025	1,914

Income before provision for income taxes	496	516
Provision for income taxes	157	167

Net income	$339	$349

Basic number of weighted average shares outstanding	1,549,148	1,538,835
Dilutive number of weighted average shares outstanding	1,569,337	1,563,473
Basic earnings per share	$0.22	$0.23
Dilutive earnings per share	$0.22	$0.22
Dividends declared per share	$0.06	$0.05

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	Three months ended

Performance Ratios:	12/31/04	12/31/03

	(unaudited)

Return on average assets	0.51%	0.54%
Return on average stockholders' equity	4.70%	4.82%
Dividend payout ratio (1)	27.78%	22.40%
Average stockholders' equity to average assets	10.82%	11.27%
Net interest rate spread (2)	3.27%	3.48%
Net interest margin (3)	3.50%	3.69%
Operating expenses as a percent of average assets	3.03%	2.98%
Average interest-earning assets to average
interest-bearing liabilities	117.57%	116.37%
Efficiency ratio (4)	84.59%	77.90%

(1)	Dividend payout ratio represents dividends declared per share divided by dilutive earnings per share.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.

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Asset Quality Ratios:	December 31,	September 30,
	2004	2004

	(unaudited)

Non-performing loans as a percent of loans	0.16%	0.07%
Non-performing assets as a percent of total assets	0.10%	0.05%
Allowance for loan losses as a percent of total loans	0.54%	0.57%

Capital Ratio and other data:
Equity to assets at end of period	10.67%	10.87%
Number of shares outstanding at end of period	1,591,174	1,589,574

Number of:
Full-service offices (1)	4	4
Full-time equivalent employees	71	68

(1)	The number of full service offices does not include our branch at the Willows. Shaw's Supermarket branch closed in 2004.

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